UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 14C
           Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary information statement   [ ] Confidential, for use
                                            of the Commission Only
                                            (as permitted by Rule
                                            14C-5(d)(2))
[ ] Definitive information statement


                        CompuDyne Corporation
   ___________________________________________________________________


    Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11. (1) Title of class of securities to which transaction applies:

   ___________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

   ___________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   ___________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

   ___________________________________________________________________

    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

   ___________________________________________________________________

    (4) Date Filed:


                           CompuDyne Corporation
                            7249 National Drive
                          Hanover, Maryland 21076

     This information statement, which is being mailed on or about October 27, 2001 to holders of record on October 9, 2001 of shares of common stock of CompuDyne Corporation, a Nevada corporation, is being furnished in connection with the sale by CompuDyne of 1,076,569 shares of CompuDyne's common stock to a group of accredited investors in a Private Investment Public Equity ("PIPE") transaction in which William Blair Mezzanine Capital Fund II, L.P. ("Blair") also is selling 1,373,431 shares of CompuDyne common stock owned by it.

     The sale and resale of these 2,450,000 shares of CompuDyne's common stock has been approved by the written consent to corporate action executed by the holders of a majority of the issued and outstanding shares of CompuDyne common stock. Blair is among those shareholders constituting the majority of shareholders that have executed the written consent to corporate action. As the requisite shareholder approval already has been obtained, this information statement is being provided for informational purposes only. The sale and resale of the shares cannot take place until at least twenty days following the mailing of this information statement.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY


                  OUTSTANDING STOCK AND VOTING RIGHTS

     CompuDyne is authorized to issue 15,000,000 shares of common stock, par value $.75 per share. As of the record date, there were 5,167,172 shares of common stock issued and outstanding. In addition, CompuDyne had outstanding stock options to directors, officers and other employees for another ___________ shares of CompuDyne common stock. Further in addition, Blair held warrants to purchase up to 297,924 shares of common stock. Each share of common stock entitles its holder to one vote and is identical in all respects to each other share of CompuDyne common stock. Shareholders of CompuDyne do not have pre-emptive rights (the right to purchase a proportionate share of any new issuance of CompuDyne common stock for cash).


           SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table presents information with respect to the common stock owned on October 9, 2001 by: (1) each person known by CompuDyne to own beneficially more than 5% of CompuDyne's outstanding common stock;
(2) each director of CompuDyne; (3) each of the executive officers of CompuDyne; and (4) all directors and executive officers as a group, and the percentage of the outstanding shares represented by that group.

                         Amount and Nature
                           of Beneficial           Percentage of
Name and Address (1)       Ownership               Class Owned
--------------------       ---------               -----------
William Blair Mezzanine
 Capital Fund II
222 West Adams Street
Chicago, Il 60606          1,374,431 (2)              26.6%

Martin A. Roenigk          1,901,034 (1) (3)          36.8%

Alan Markowitz               567,715 (1) (4)          11.0%

J. Kevin Robison              62,874 (1) (4)           1.2%

Jon R. Lucynski               53,700 (1) (4)           1.0%

Philip Blackmon               53,092 (1)               1.0%

Geoffrey F. Feidelberg           541                    *

William C. Rock               27,286 (1) (4)            *

David W. Clark, Jr.           22,966 (1) (4)            *

Millard H. Pryor, Jr.         20,217 (1) (4)            *

Wade B. Houk                     100                    *

David M. Jones                  None (2)

All Directors and
 Executive Officers
 as a group (11 persons)   2,709,525 (2) (3) (4)      52.4%


(1) The address of each person listed in the table above, excluding Blair and David Jones, is CompuDyne Corporation, 7249 National Drive, Hanover, Maryland 21076.

(2) On December 3, 1998 (effective November 30, 1998), CompuDyne issued 1,075,507 shares of unregistered common stock, a warrant to purchase 297,924 shares of common stock immediately exercisable at $3.25 per share, and a subordinated note in the principal amount of $9,000,000 that matures in 2005 to Blair. Blair is entitled to have one representative nominated as a member of CompuDyne's Board of Directors until the Fund's $9,000,000 Senior Subordinated Note is repaid in full and Blair's holdings of common stock represent less than 10% of CompuDyne's issued and outstanding common stock. David M. Jones is Blair's nominee on CompuDyne's Board of Directors. The shares owned by Blair are not attributed to Mr. Jones in the table above.

(3) Assumes exercise of non-qualified stock options granted to Mr. Roenigk for 200,000 shares of CompuDyne common stock at an exercise price of $1.50 per share. Such options are immediately exercisable and expire on August 21, 2005.

(4) Includes CompuDyne common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power) and shares of common stock that they have the right to acquire within 60 days of October 9, 2001.


                SALE OF SHARES OF COMPUDYNE COMMON STOCK

     In May of 2001, CompuDyne entered into a series of agreements to acquire Tiburon, Inc. The potential acquisition was disclosed in a press release and described in CompuDyne's Form 10-Q filing for the quarter ended March 31, 2001 filed with the Securities and Exchange Commission (the "SEC"). In connection with the Tiburon acquisition and pursuant to amendments of earlier agreements between CompuDyne and Blair, Blair elected to sell its shares of CompuDyne common stock, and CompuDyne agreed to register those shares for resale by the purchasers. CompuDyne and Blair agreed that the price that Blair was to receive per share would be $8.50, even if the actual resale of such shares did not generate such a price.

     In light of market conditions resulting from the events of September 11, 2001, CompuDyne also deemed it favorable to issue new shares of CompuDyne common stock. As CompuDyne already was contractually obligated to incur the expenses associated with the resale of the Blair shares, CompuDyne decided to conduct the sale and registration of the newly issued shares in conjunction with the sale and registration of the Blair shares. Blair agreed to the exercise of its warrants and the sale of its shares in conjunction with the sale of the newly issued CompuDyne shares. Blair further agreed to a proceeds sharing arrangement which, based on the $12.00 per share purchase price subsequently negotiated with the purchasers, will result in Blair's receipt of approximately $12,800,000 from the sale of its CompuDyne shares and CompuDyne's receipt of approximately $3,500,000 from Blair's sale of CompuDyne shares (including receipt from Blair of the exercise price of the warrants). CompuDyne will also receive all of the net proceeds from its sale of the 1,076,569 newly issued shares, approximately $12,100,000. The arrangements with Blair were negotiated by and between the management of CompuDyne and the management of Blair, including Mr. Jones, and were approved by all of the disinterested directors of CompuDyne.

     On October 9, 2001, CompuDyne and Blair entered into definitive purchase agreements with a number of accredited investors, requiring the accredited investors to purchase a fixed number of shares of CompuDyne common stock at the price of $12.00 per share. These purchases were arranged by Friedman, Billings, Ramsey & Co., Inc. acting as placement agent to CompuDyne and Blair. These agreements are subject to the willingness of the SEC to declare effective a resale registration statement relating to the sale from time to time of the common stock purchased by the accredited investors. CompuDyne has filed that registration statement with the SEC and we believe that the SEC will be in a position to declare it effective shortly after being formally requested to do so. SEC rules require that this Information Statement be sent to shareholders no later than 20 days prior to the sale of shares to the accredited investors, at which time we will request effectiveness of the registration statement.

     The transactions described above will result in the issuance of an additional 1,374,493 shares of CompuDyne common stock with the same rights per share as all other shares of CompuDyne's issued common stock. The rights of CompuDyne's existing shareholders will be unchanged by the issuance of new shares, except that there will be more shares outstanding. The exercise of warrants and resale of Blair's shares will result in Blair no longer having an ownership interest in CompuDyne. The proceeds received by CompuDyne in these transactions will be used primarily to reduce debt, including retiring the $9,000,000 subordinated note to Blair.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         By: ________________________________
                                Martin A. Roenigk
                         Its:   Chief Executive Officer